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                                                                    EXHIBIT 11.1

                       GLOBAL VILLAGE COMMUNICATION, INC.

             STATEMENT REGARDING COMPUTATION OF PER SHARE EARNINGS
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                                     YEAR ENDED MARCH 31,
                                                                -------------------------------
                                                                 1996        1995        1994
                                                                -------     -------     -------
Statement of operations data:
Net income (loss).............................................  $ 8,836     $(7,672)    $ 3,900
Weighted average shares outstanding...........................   16,478      15,013       4,416
Common equivalent shares from stock options...................    1,394           0       8,711
                                                                -------     -------     -------
Average common and equivalent shares outstanding(1)...........   17,872      15,013      13,127
                                                                =======     =======     =======
Net income (loss) per share...................................  $  0.49     $ (0.51)    $  0.30
                                                                =======     =======     =======

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(1) The difference between primary and fully diluted earnings per share is not material.